Exhibit 12

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

[_], 2023

FundVantage Trust

301 Bellevue Parkway

Wilmington, DE 19809

Re:	Tax Opinion with Respect to the Agreement and Plan of Reorganization (“Agreement”) dated [_], 2023 by and between the Polen Global SMID Company Growth Fund (the “Acquiring Fund”)
and the Polen International Small Company Growth Fund (the “Acquired Fund”),
each a series of FundVantage Trust, a Delaware statutory trust (“FVT”)

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the Reorganization of the Acquired Fund, which will consist of: the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for the Acquiring Fund’s shares (collectively, the “Acquiring Fund Shares”) of beneficial interest having an aggregate net asset value equal to the value of the Acquired Fund’s net assets and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, and the distribution of shares of the Acquiring Fund, of each respective share class, received by the Acquired Fund to the shareholders of the Acquired Fund, in accordance with their respective interests in the Acquired Fund in complete liquidation of the Acquired Fund, all upon the terms and conditions set forth in the Agreement (the “Reorganization”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion, we have reviewed and relied (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”): (a) a copy of the executed Agreement, made as of [_], 2023; (b) the Combined Information Statement and Prospectus provided to shareholders of the Acquired Fund dated [_], 2023; (c) certain representations concerning the Reorganization made to us by FVT, on behalf of the Acquiring Fund and the Acquired Fund, in letters dated the date hereof (the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

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For purposes of our opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Reorganization will be consummated in the manner contemplated by the Combined Information Statement and Prospectus and in accordance with the provisions of the Plan without the waiver of any conditions to any party’s obligation to effect the Reorganization, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Reorganization will be effective under applicable law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

For purposes of this opinion, we have assumed that the Acquired Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement, and the statements in the Representation Letters for the Acquired Fund and the Acquiring Fund, it is our opinion that for federal income tax purposes:

(1) The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, followed by the distribution of such Acquiring Fund Shares by the Acquired Fund in complete liquidation to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares, all as provided in the Agreement, will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

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(2) Pursuant to Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by the Acquired Fund (i) upon the transfer of all of the Acquired Fund’s assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or (ii) upon the distribution (whether actual or constructive) of the Acquiring Fund Shares by the Acquired Fund to the Acquired Fund Shareholders in liquidation, as contemplated in the Agreement.

(3) Pursuant to Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund.

(4) Pursuant to Section 362(b) of the Code, the tax basis of the assets of the Acquired Fund transferred to by the Acquiring Fund in the Reorganization will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the Reorganization.

(5) Pursuant to Section 1223(2) of the Code, the holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund.

(6) Pursuant to Section 354 of the Code, no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of all of their Acquired Fund Shares solely for the Acquiring Fund Shares in the Reorganization.

(7) Pursuant to Section 358 of the Code, the aggregate tax basis of the Acquiring Fund Shares received by the Acquired Fund Shareholders in the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor by such shareholder.

(8) Pursuant to Section 1223(1) of the Code, the Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares to be received by the Acquired Fund Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as a capital asset on the date of the exchange.

(9) The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder.

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We express no opinion as to (1) the effect of the Reorganization on (A) any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (B) any Acquired Fund shareholder or Acquiring Fund shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting, (C) the Acquired Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code, or (D) any limitations on the use or availability of capital losses, net operating losses, unrealized gain or loss or other losses under the Code, or (2) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization. If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Reorganization specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

Our opinion is conditioned upon the performance by FVT, on behalf of the Acquiring Fund and the Acquired Fund, of the undertakings in the Agreement and the Representation Letters. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

This opinion is being provided solely for the benefit of the Acquiring Fund and the Acquired Fund. No other person or party shall be entitled to rely on this opinion.

With respect to the registration statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization (the “Registration Statement”), we hereby consent to: (i) the use of this opinion as an exhibit to the Registration Statement, (ii) the use of our firm’s name in the Registration Statement, and (iii) the discussion of this opinion in the Registration Statement.

Very truly yours,

Troutman Pepper Hamilton Sanders LLP

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